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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported)          December 31, 1998
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                        Physicians Resource Group, Inc.
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             (Exact name of registrant as specified in its charter)

         Delaware                    1-13778                     76-0456864
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(State or other jurisdiction       (Commission                 (IRS Employer
      of incorporation)            File Number)              Identification No.)


               14800 Landmark Blvd., Suite 500, Dallas, TX 75240
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  (Address of principal executive offices)                          (Zip Code)

      Registrant's telephone number, including area code    (972)892-7200
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Item 5.  Other Events.

Since August 7, 1998, the date of Physicians Resource Group, Inc.'s (the "Company") most recent Quarterly Report on Form 10-Q, the Company has received notification from additional affiliated practices alleging either breaches of Service Agreements and/or notices attempting to unilaterally terminate their Service Agreements. As of December 31, 1998, such notifications have been received from a total of sixty-one affiliated practices. In addition, some of these practices have initiated legal proceedings against the Company and certain of its subsidiaries; some have withheld their financial information from the Company; and some have refused to pay management service fees under their respective Service Agreements for various reasons.

Although the Company continues to enforce its Service Agreements and is vigorously responding to these actions by these practices, these legal proceedings and attempted terminations threaten the financial viability of the Company because they adversely affect the Company's ability to collect management services fees and may result in significant legal expense. The Company is working to develop a framework for addressing such issues in an equitable manner with these and its other affiliated practices.

In addition, a press release dated December 31, 1998 that was issued by the Company regarding the status of its $9.5 million loan with NationsBank is filed as an exhibit to this report and is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.         Description                              Reference
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99.1                News Release of Physicians Resource      Filed herewith
                    Group, Inc., dated December 31, 1998.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PHYSICIANS RESOURCE GROUP, INC.



     Date: December 31, 1998        By:  /s/ David Meyer, Chairman
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